Exhibit 4.7

364-DAY REVOLVING CREDIT AGREEMENT

Dated as of October 4, 2002

among

NUCOR CORPORATION

as Borrower

THE LENDERS NAMED HEREIN

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

BANK ONE, NA and CIBC WORLD MARKETS,

as Co-Documentation Agents

Arranged By:

WACHOVIA SECURITIES, INC.,

and

BANC OF AMERICA SECURITIES LLC,

as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Definitions.	1
1.2	Computation of Time Periods and Dollar Equivalents.	14
1.3	Accounting Terms.	15
1.4	Exchange Rates; Currency Equivalents.	15
1.5	Redenomination of Certain Available Foreign Currencies.	15

ARTICLE II

CREDIT FACILITIES

2.1	Revolving Loans.	16
2.2	Competitive Loan Subfacility.	18
2.3	Letter of Credit Subfacility.	21

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1	Default Rate.	25
3.2	Extension and Conversion.	25
3.3	Prepayments.	26
3.4	Termination and Reduction of Commitments.	26
3.5	Fees.	27
3.6	LIBOR Reserve Compensation.	28
3.7	Capital Adequacy.	28
3.8	Unavailability.	28
3.9	Illegality.	29
3.10	Requirements of Law.	30
3.11	Inability To Determine Interest Rate.	31
3.12	Replacement of Lenders.	31
3.13	Taxes.	32
3.14	Indemnity.	34
3.15	Pro Rata Treatment.	35
3.16	Sharing of Payments.	36
3.17	Payments, Computations, Etc.	36
3.18	Obligation of Lenders to Mitigate.	38
3.19	Evidence of Debt.	39
3.20	Indemnification; Nature of Issuing Lender’s Duties.	39

i

ARTICLE IV

CONDITIONS

4.1	Conditions to Closing.	41
4.2	Conditions to All Extensions of Credit.	42

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Financial Condition.	43
5.2	Organization; Existence.	44
5.3	Power; Authorization; Enforceable Obligations.	44
5.4	Conflict.	44
5.5	No Material Litigation.	45
5.6	No Default.	45
5.7	Taxes.	45
5.8	ERISA	45
5.9	Governmental Regulations, Etc.	46
5.10	Purpose of Extensions of Credit.	47
5.11	Compliance with Laws; Contractual Obligations.	47
5.12	Accuracy and Completeness of Information.	47
5.13	Environmental Matters.	47

ARTICLE VI

AFFIRMATIVE COVENANTS

6.1	Financial Statements.	48
6.2	Certificates; Other Information.	49
6.3	Notices.	50
6.4	Maintenance of Existence and Compliance with Law.	50
6.5	Maintenance of Property; Insurance.	51
6.6	Inspection of Property; Books and Records; Discussions.	51
6.7	Consolidated Funded Debt to Total Capitalization Ratio.	51
6.8	Use of Proceeds.	51

ARTICLE VII

NEGATIVE COVENANTS

7.1	Funded Debt of Subsidiaries.	52
7.2	Negative Pledge.	52
7.3	Consolidation, Merger and Sale of Assets.	54
7.4	Transactions with Affiliates.	54
7.5	Permitted Investments.	54
7.6	Limitation on Certain Restrictions	54

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default.	55
8.2	Acceleration; Remedies.	57

ARTICLE IX

AGENCY PROVISIONS

9.1	Appointment.	58
9.2	Delegation of Duties.	58
9.3	Exculpatory Provisions.	58
9.4	Reliance on Communications.	59
9.5	Notice of Default.	59
9.6	Non-Reliance on Administrative Agent and Other Lenders.	60
9.7	Indemnification.	60
9.8	Administrative Agent in its Individual Capacity.	61
9.9	Successor Administrative Agent.	61
9.10	Other Agents, Arrangers and Book Runners.	61

ARTICLE X

MISCELLANEOUS

10.1	Notices.	62
10.2	Right of Set-Off.	63
10.3	Benefit of Agreement.	63
10.4	No Waiver; Remedies Cumulative.	66
10.5	Payment of Expenses, etc.	66
10.6	Amendments, Waivers and Consents.	67
10.7	Counterparts.	68
10.8	Headings.	68
10.9	Survival.	68
10.10	Governing Law; Submission to Jurisdiction; Venue.	68
10.11	Confidentiality.	69
10.12	Severability.	70
10.13	Entirety.	70
10.14	Binding Effect; Termination.	70
10.15	Judgment Currency.	70

SCHEDULES

Schedule 1.1(a)	Form of Account Designation Letter
Schedule 1.1(b)	Joint Ventures
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(b)-1	Form of Competitive Bid Request
Schedule 2.2(b)-2	Form of Notice of Receipt of Competitive Bid Request
Schedule 2.2(c)	Form of Competitive Bid
Schedule 2.2(e)	Form of Competitive Bid Accept/Reject Letter
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.17(b)	Place of Payments
Schedule 4.1(c)(v)	Secretary’s Certificate
Schedule 5.5	Description of Legal Proceedings
Schedule 5.7	Taxes
Schedule 5.13	Environmental Matters
Schedule 6.2(a)	Form of Officer’s Compliance Certificate
Schedule 7.1	Subsidiary Funded Debt
Schedule 7.2	Liens
Schedule 10.1	Notices
Schedule 10.3(b)	Form of Assignment and Acceptance

364-DAY REVOLVING CREDIT AGREEMENT

THIS 364-DAY REVOLVING CREDIT AGREEMENT dated as of October 4, 2002 (the “Credit Agreement”), is by and among NUCOR CORPORATION, a Delaware corporation (the “Borrower”), the lenders named herein and such other lenders as may become a party hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) and BANK OF AMERICA, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide a $125 million revolving credit facility for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” means the Notice of Account Designation Letter dated the date hereof from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fees” shall have the meaning assigned to such term in Section 3.5(e).

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of July 17, 2002, between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Affected Lender” means such term as defined in Section 3.9(a).

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means the Administrative Agent and Syndication Agent.

“Aggregate Commitment” means, for any Utilization Period, the sum of the Aggregate Revolving Committed Amount under this Agreement and the aggregate amount of revolving commitments under the Multi-Year Credit Agreement.

“Aggregate Revolving Committed Amount” means the aggregate amount of Revolving Commitments in effect from time to time, being initially ONE HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($125,000,000).

“Applicable Percentage” means for any day, the rate per annum set forth below opposite the applicable rating for the Borrower’s senior unsecured (non-credit enhanced) long term debt then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the appropriate column “Base Rate Margin” based on the Utilization, (ii) LIBOR Loans shall be the percentage set forth under the appropriate column “LIBOR Margin” based on the Utilization, (iii) the Facility Fee shall be the percentage set forth under the column “Facility Fee,” and (iv) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin” based on the Utilization:

Pricing Level	Rating (S&P/ Moody’s)	Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin	Facility Fee

	Utilization <50%			Utilization <50%

I	AA-/Aa3 or above	0.16%		.05%	.21%	.04%

II	A+/A1	0.19%		.05%	.24%	.06%

III	A/A2	0.32%		.075%	.395%	.08%

IV	A-/A3	0.40%		.075%	.475%	.10%

V	BBB+/Baa1 or lower	0.025%	.625%	.125%	.725%	.15%

The numerical classification set forth under the column “Pricing Level” shall be established based on the better of ratings by S&P and Moody’s for the Borrower’s senior unsecured (non-credit enhanced) long term debt, provided that such ratings are not more than one Pricing Level apart; and at the Pricing Level immediately above the lower of the ratings by S&P and Moody’s in the event the ratings are more than one Pricing Level apart. The Applicable Percentage shall be determined and adjusted quarterly on the date five (5) Business Days after the end of each calendar quarter (each a “Rate Determination Date”) based on the debt rating in effect on the last day of the preceding calendar quarter and shall be effective until the next Rate Determination Date. Adjustments in the Applicable Percentage shall be effective as to all Loans, existing and prospective, from the date of adjustment. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

“Attributed Principal Amount” means (i) in the case of Capital Leases, the amount of capital lease obligations determined in accordance with GAAP, (ii) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, and (iii) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Available Foreign Currency” means (i) Euros, Canadian Dollars, British Pounds Sterling, Swiss Francs and Japanese Yen and (ii) any other freely available currency which is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by each Lender.

“Average Outstanding Loans” means, for any Utilization Period, the sum of the aggregate principal amount of Obligations outstanding under this Agreement and loans and letter of credit obligations outstanding under the Multi-Year Credit Agreement as of the end of each day during such Utilization Period, divided by the number of days in such Utilization Period.

“Bank Secrecy Act” means 31 U.S.C. §§ 5311 et seq., as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus ½ of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Nucor Corporation, a Delaware corporation, as referenced in the opening paragraph, its successors and permitted assigns.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for business in Charlotte, North Carolina and New York, New York; except that when used in connection with a LIBOR Loan, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars or Available Foreign Currencies, as applicable. “Business Day” shall also exclude any day on which banks are closed for dealings when used in connection with Foreign Currency Loans. “Business Day”

shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means the Revolving Commitment, including the LOC Commitment, as a subfacility thereof.

“Commitment Period” means the period from and including the Effective Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Committed Obligations” means Revolving Loans, including the LOC Obligations, as a subfacility of the Revolving Loans.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.2(b).

“Competitive Bid Request Fee” means such fee, if any, agreed upon by the Borrower and the Administrative Agent payable in connection with each Competitive Bid Request.

“Competitive Bid Request Fee Letter” means that certain letter agreement, dated as of October 4, 2002, between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Competitive Loan” means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

“Competitive Loan Lenders” means, at any time, those Lenders which have Competitive Loans outstanding.

“Competitive Loan Maximum Amount” shall have the meaning assigned to such term in Section 2.2(a).

“Consolidated Funded Debt” means Funded Debt of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Funded Debt to Total Capitalization Ratio” means the ratio of Consolidated Funded Debt to Consolidated Total Capitalization.

“Consolidated Group” means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

“Consolidated Net Worth” means shareholders’ equity or net worth of the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Capitalization” means the sum of Consolidated Funded Debt plus Consolidated Net Worth.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the Administrative Agent’s Fee Letter, the Competitive Bid Request Fee Letter, the LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make a Loan or fund a participation interest required pursuant to the terms of this Credit Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Determination Date” means with respect to any Extension of Credit:

(a)	in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;

(b)	in connection with any extension or conversion or continuation of an existing Loan, the last Business Day of each month or the Business Day which is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation;

(c)	in connection with any extension of an existing Letter of Credit, the last Business Day of each month or the Business Day which is the earlier of the date such Letter of Credit is extended; or

(d)	the date of any reduction of the Revolving Committed Amount pursuant to the terms of Section 3.4; and

in addition to the foregoing, an additional date each month to be determined by the Administrative Agent. For purposes of determining availability hereunder, the rate of exchange for Available Foreign Currency shall be the Spot Rate.

“Dollar Amount” means (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the Dollar Equivalent of such amount on the applicable date contemplated in this Credit Agreement.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date and inclusive of all reasonable related costs of conversion, if any, that are actually incurred) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date hereof.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Single Employer Plan or Multiple Employer Plan, the occurrence of a Reportable Event; (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower, any Subsidiary or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 8.1.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fees” means all fees payable pursuant to Section 3.5.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (B) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Foreign Currency” means Available Foreign Currency.

“Foreign Currencies Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Available Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Available Foreign Currency with Dollars.

“Foreign Currency Loan” means any Loan denominated in an Available Foreign Currency.

“Funded Debt” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) the Attributed Principal Amount of Capital Leases, Securitization Transactions and Synthetic Leases, (v) all Funded Debt of any partnership or joint venture, but only to the extent (A) of recourse to such Person for payment thereof or (B) that, for purposes of Section 6.7 hereof, such Funded Debt of such partnership or joint venture is consolidated, in accordance with GAAP, in the financial statements of the Consolidated Group, (vi) the maximum amount of standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person, and (vii) Support Obligations in respect of Funded Debt of another Person in connection with, related to or supporting Funded Debt or issued as performance-based letters of credit (other than trade letters of credit).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Government Acts” has the meaning set forth in Section 3.20.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, commission, instrumentality or regulatory body.

“Interest Payment Date” means (i) as to any Base Rate Loan, the last day of each March, June, September and December, the date of repayment of principal of such Loan and the later of (A) the Termination Date or (B) if applicable, the extended repayment date set forth in Section 2.1(g) and (ii) as to any LIBOR Loan or Competitive Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the later of (A) the Termination Date or (B) if applicable, the extended repayment date set forth in Section 2.1(g), and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, (i) as to any LIBOR Loan, a period of one, two, three or six month’s duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals) and (ii) as to any Competitive Loan, a period of not less than 7 nor more than 180 days’ duration, as the Borrower may request and the Competitive Lender may agree in accordance with the provisions of Section 2.2; provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the later of (A) the Termination Date or (B) if applicable, the extended repayment date set forth in Section 2.1(g), and (C) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock or other equity interest, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“Issuing Lender” means Wachovia and, solely with respect to existing letters of credit that become Letters of Credit under this Agreement pursuant to the last sentence of Section 2.3(a) hereof, Bank of America, N.A.

“Issuing Lender Fees” has the meaning set forth in Section 3.5(d).

“Joint Ventures” means (i) those entities listed on Schedule 1.1(b) and (ii) any other non-public Subsidiaries in which the Borrower, directly or indirectly, owns and controls less than 80% of the capital stock or other equity interest having ordinary voting power to elect directors or other managers of such Subsidiary and where the remaining ownership and control of such Subsidiary is held by an independent entity with whom the Borrower, or one of its Subsidiaries, is engaged in a business venture.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their successors and assigns.

“Letters of Credit” means the letters of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.5(c).

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor or equivalent page) as the London interbank offered rate for deposits in Dollars or applicable Available Foreign Currency, as appropriate, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or applicable Available Foreign Currency, as appropriate, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“LIBOR Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or other applicable authority or any successor thereof), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Loans is determined), whether or not Lender has any eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Loans shall be deemed to constitute eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans and/or Competitive Loans, as well as any term loan arising under Section 2.1(g).

“LOC Commitment” means, with respect to the Issuing Lender, the commitment to issue Letters of Credit and, with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount.

“LOC Committed Amount” shall have the meaning provided in Section 2.3(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” has the meaning set forth in Section 2.3(e).

“Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

“Multi-Year Credit Agreement” means that Multi-Year Revolving Credit Agreement dated as of the date hereof, as amended and modified, among the Borrower, the Lenders identified therein and Wachovia, as Administrative Agent.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Excluded Taxes” means such term as is defined in Section 3.13.

“Note” or “Notes” means any Revolving Note.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

“Obligations” means the Loans and LOC Obligations.

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation in Loans as provided in Section 3.16 or in Letters of Credit as provided in Section 2.3.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by Wachovia in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Wachovia to any debtor).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Lender” means such term as defined in Section 3.12.

“Register” shall have the meaning given such term in Section 10.3(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Requesting Lender” shall have the meaning assigned to such term in Section 3.12.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Commitments, or if the Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal Dollar Amount (determined as of the most recent Determination Date) of Obligations (taking into account Participation Interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (whether statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, the Controller, any Vice President and the Treasurer of the Borrower.

“Revaluation Date” means each of the following: (a) each date of a making of a LIBOR Loan denominated in an Available Foreign Currency, (b) each date of a continuation of a LIBOR Loan denominated in an Available Foreign Currency; (c) each date of issuance of a Letter of Credit denominated in an Available Foreign Currency, (d) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, and (e) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding of up to such Lender’s Revolving Committed Amount as specified in Schedule

2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.1(a).

“Revolving Committed Amount” means, collectively, the aggregate amount of all of the Revolving Commitments and, individually, the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans and Competitive Loans in substantially the form attached as Schedule 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Securitization Transaction” means any financing transaction or series of financing transactions pursuant to which a member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payment receivables, rights to future lease payments or residuals or similar rights to payment (the “securitization receivables”) to a special purpose subsidiary or affiliate (a “securitization subsidiary”) or any other Person.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Spot Rate” means the rate quoted by Wachovia as the spot rate for the applicable currency for the purchase by Wachovia of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Charlotte, North Carolina time, on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such indebtedness, or (iv) to otherwise assure or hold harmless the holder of such indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the indebtedness in respect of which such Support Obligation is made.

“Syndication Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered borrowed money indebtedness for tax purposes, but is classified as a operating lease under GAAP.

“TARGET” means the Trans-European Automated Real-time Gross settlement Express Transfer system.

“TARGET Business Day” means a day when TARGET is scheduled to be open for business.

“Termination Date” means the date 364 days following the Effective Date.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Utilization” means, for any Utilization Period, the percentage obtained by dividing the Average Outstanding Loans by the average of the daily Aggregate Commitments.

“Utilization Period” means each calendar quarter, except that the initial Utilization Period shall commence on the Effective Date and end on September 30, 2002, and the final Utilization Period shall end on the Termination Date.

“Wachovia” means Wachovia Bank, National Association and its successors.

1.2	Computation of Time Periods and Dollar Equivalents.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

1.3	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.1(i) hereof); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4	Exchange Rates; Currency Equivalents.

(a)	The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and amounts outstanding hereunder denominated in Available Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)	Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in an Available Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Available Foreign Currency), as determined by the Administrative Agent.

1.5	Redenomination of Certain Available Foreign Currencies.

(a)	Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)	Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

CREDIT FACILITIES

2.1	Revolving Loans.

(a)	Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars and Available Foreign Currencies (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, (ii) with regard to each Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of such Lender’s Revolving Commitment Percentage of Committed Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount, and (iii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations in Available Foreign Currencies shall not at any time exceed EIGHTY-FIVE MILLION DOLLARS ($85,000,000) (the “Foreign Currencies Committed Amount”). Revolving Loans may consist of Base Rate Loans or LIBOR Loans, or a combination thereof, as the Borrower may request, and Revolving Loans denominated in Available Foreign Currencies shall consist solely of LIBOR Loans, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)	Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of all Loans denominated in Available Foreign Currencies . Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, LIBOR Loans or a combination thereof, and if LIBOR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder, in the case of Revolving Loans denominated in Dollars or a LIBOR Loan, in any other case. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal Dollar Amount of $5,000,000, in the case of LIBOR Loans, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Base Rate Loans, and integral multiples of $1,000,000 in excess thereof.

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.17(b), or in such other manner as the Administrative Agent may specify in writing, by 12:00 noon (Charlotte, North Carolina time or local time where the deposit is to be made in Available Foreign Currency) on the date specified in the applicable Notice of Borrowing in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)	Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the earlier of the Termination Date or the date that the Obligations are accelerated pursuant to Section 8.2. Additionally, Revolving Loan payments may be due in part in accordance with Section 3.3(b).

(d)	Interest. Subject to the provisions of Section 3.1:

(i) Base Rate Loans. During such periods as Revolving Loans shall comprise in whole or in part Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage;

(ii) LIBOR Loans. During such periods as Revolving Loans shall comprise in whole or in part LIBOR Loans, such LIBOR Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)	Revolving Notes. The Revolving Loans shall, at the option of each Lender, be evidenced by a duly executed Revolving Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto.

(f)	Maximum Number of LIBOR Loans. The Borrower will be limited to a maximum number of eight (8) LIBOR Loans outstanding at any time. For purposes hereof, LIBOR Loans with separate or different Interest Periods will be considered as separate LIBOR Loans even if their Interest Periods expire on the same date.

(g)	Term Out Option. The Borrower may convert the outstanding Revolving Loans to a term loan effective on the Termination Date, which shall be due and payable in full on the date that is 364 days subsequent to such Termination Date; provided that (i) the Borrower shall have delivered to the Administrative Agent a written notice electing such conversion at least thirty (30) days prior to the Termination Date and (ii) no Event of Default exists and is continuing on the date the notice is provided or on the Termination Date. The Applicable Percentage on Loans outstanding during the period of the term loan as set forth herein shall be determined as if the Utilization for such period exceeds fifty percent (50%). A Facility Fee will be payable during such period equal to the Applicable Percentage determined in accordance with the preceding sentence multiplied by the outstanding amount of the term loan. No additional borrowings may be made during the period of the term loan and any amounts repaid on the Revolving Loans outstanding during such period may not be reborrowed. The Administrative Agent shall promptly forward any written notice received from the Borrower pursuant to this subsection to the Lenders.

2.2	Competitive Loan Subfacility.

(a)	Competitive Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Borrower may, during the Commitment Period, request and each Lender may, in its sole discretion, agree to make, Competitive Loans in Dollars and Available Foreign Currencies to the Borrower; provided, however, that (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Competitive Loans shall not at any time exceed SIXTY-FIVE MILLION DOLLARS ($65,000,000) (the “Competitive Loan Maximum Amount”), and (ii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount. Each Competitive Loan shall be in an aggregate principal

Dollar Amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Competitive Loan Maximum Amount, if less).

(b)	Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 2.2(b)-1 to the Administrative Agent by 12:00 Noon (Charlotte, North Carolina time) on a Business Day not less than three (3) nor more than four (4) Business Days prior to the date of a requested Competitive Loan borrowing. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business Day), (ii) the currency and amount of the requested Competitive Loan borrowing and (iii) the applicable Interest Periods requested. The Administrative Agent shall, promptly following its receipt of a Competitive Bid Request under this subsection (b), notify the affected Lenders of its receipt and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. The form of such notice is provided in Schedule 2.2(b)-2. No more than three (3) Competitive Bid Requests (i.e., the Borrower may request Competitive Bids for no more than three (3) different Interest Periods at any one time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every five (5) Business Days.

(c)	Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 A.M. (Charlotte, North Carolina time) on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request. A Lender may offer to make all or part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the currency and the minimum (which shall be not less than $1,000,000 and integral multiples of $500,000 in excess thereof) and maximum principal Dollar Amounts of the requested Competitive Loan or Loans as to which the Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. The form of such Competitive Bid is provided in Schedule 2.2(c). A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify, but in no event later than 10:30 A.M. (Charlotte, North Carolina time), the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable (and in any event within two (2) Business Days following receipt of the bids).

(d)	Submission of Competitive Bids by Agent. If the Administrative Agent, in its capacity as a Lender, elects to submit a Competitive Bid in response to any Competitive Bid Request, it shall submit such Competitive Bid directly to the Borrower one-half of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative

Agent in response to such Competitive Bid Request pursuant to subsection (c) above.

(e)	Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (e), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give telephone notification, which shall be binding, by 11:30 A.M. (Charlotte, North Carolina time) and confirmed with written notification substantially in the form of Schedule 2.2(e) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 1:30 P.M. (Charlotte, North Carolina time) on the latest date on which notice of election to make a Competitive Bid is to be given to the Administrative Agent by the Lenders; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids within any one Interest Period only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid in the event, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more Lenders submit such a Competitive Bid at the same Competitive Bid Rate and for the same Interest Period, then pro rata between or among such Lenders) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal Dollar Amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal Dollar Amount of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 12:00 Noon (Charlotte, North Carolina time) on the date of receipt by the Administrative Agent of a notification from the Borrower of its acceptance and/or refusal of Competitive Bids, notify each affected Lender of its receipt and the contents thereof. Upon its receipt from the Administrative Agent of notification of the Borrower’s acceptance of its Competitive Bid in accordance with the terms of this subsection (e), each successful bidding Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f)	Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 10.1, or at such other office as the Administrative Agent may designate in writing, by 1:30 P.M. (Charlotte, North Carolina time) on the date specified in the Competitive Bid Request in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by crediting the account designated by the Borrower.

(g)	Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto, unless accelerated sooner pursuant to Section 8.2. Unless the Borrower shall give notice to the Administrative Agent otherwise, the Borrower shall be deemed to have requested a Revolving Loan borrowing in the principal amount and currency of the maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

(h)	Interest on Competitive Loans. Subject to the provisions of Section 3.1, Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto. Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

(i)	Competitive Loan Notes. The Competitive Loans made by each Lender shall be evidenced by a Revolving Note.

2.3	Letter of Credit Subfacility.

(a)	Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit in Dollars and in Available Foreign Currencies for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed EIGHTY-FIVE MILLION DOLLARS ($85,000,000) (the “LOC Committed Amount”), (ii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, (iii) with regard to each Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of such Lender’s Revolving Commitment Percentage of Committed Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount; and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is six (6) Business Days prior to the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as the Issuing Lender may agree. Additionally, the Borrower and Bank of America, N.A. (as an Issuing Bank for these purposes) shall have the option to move letters of credit in existence on the Closing Date, without further consent from the Lenders, under this Credit Agreement and they shall become Letters of Credit for all purposes hereunder.

(b)	Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)	Participations. Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)	Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) if it receives such notice from the Issuing Lender at or before 2:00 P.M. (Charlotte, North Carolina time) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Loans and LOC Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)	Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 8.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the United States Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(f)	Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(g)	Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h)	Uniform Customs and Practices. The Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits,

as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

(i)	Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1	Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, any principal of and, to the extent permitted by law, interest on the Loans and any other amounts then due and owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders or the Administrative Agent, bear interest, payable on demand, at a per annum rate 2% greater than the Base Rate plus the Applicable Percentage which would otherwise be applicable thereto (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Base Rate).

3.2	Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, 3.9 and 3.11, LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) any LIBOR loan may be extended, and any Base Rate Loan may be converted to a LIBOR Loan only if the conditions in Section 4.2 have been satisfied, (iii) Loans extended as, or converted into, LIBOR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), and (iv) any request for extension or conversion of a LIBOR Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a LIBOR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Loan as, or conversion of a Base Rate Loan into, a LIBOR Loan, the date of the proposed extension or conversion, specifying (A) the date of the proposed extension or conversion, (B) the Loans to be so extended or converted, (C) the types of Loans into which such Loans are to be converted and, if appropriate, (D) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (a) through (e) of Section 4.2. In the event the Borrower fails to request extension or conversion of any LIBOR Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then (i) in the case of a LIBOR Loan denominated in Dollars, such LIBOR Loan shall be continued as a LIBOR Loan denominated in

Dollars at the end of the Interest Period applicable thereto for an Interest Period of one month, and (ii) in the case of LIBOR Loans in an Available Foreign Currency, such LIBOR Loan shall be automatically continued as a LIBOR Loan in the same Available Foreign Currency, for an Interest Period of one month. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3	Prepayments.

(a)	Voluntary Prepayments. Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Loans and Competitive Loans may be prepaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Base Rate Loans may be prepaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) prepayments of LIBOR Loans must be accompanied by payment of any amounts owing under Section 3.14, and (iii) partial prepayments shall be in minimum principal Dollar Amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b)	Mandatory Prepayments. If at any time, (A) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Obligations in Available Foreign Currencies shall exceed the Foreign Currencies Committed Amount, (C) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Competitive Loans shall exceed the Competitive Loan Maximum Amount or (D) the aggregate principal Dollar Amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower shall immediately make payment on the Loans and/or LOC Obligations in an amount sufficient to eliminate such excess amount.

(c)	Application of Mandatory Repayments. Mandatory prepayments made pursuant to Section 3.3(b) shall be applied first to Revolving Loans which are Base Rate Loans, and then to Revolving Loans which are LIBOR Loans in direct order of Interest Period maturities, and then (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations, and then (after all Revolving Loans have been repaid and all LOC Obligations have been cash collateralized) to Competitive Loans in direct order of Interest Period maturities. All mandatory prepayments made pursuant to Section 3.3(b) shall be subject to Section 3.14 and be accompanied by interest on the principal amount prepaid through the date of prepayment. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

3.4	Termination and Reduction of Commitments.

(a)	Voluntary Reductions. The Revolving Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that (i) after giving effect to any voluntary reduction, the aggregate principal Dollar Amount

(determined as of the most recent Determination Date) of Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal Dollar Amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b)	Mandatory Reduction. The Commitments hereunder shall terminate on the Termination Date.

3.5	Fees.

(a)	Facility Fee. In consideration of the Commitments hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a facility fee (the “Facility Fee”) equal to the Applicable Percentage per annum multiplied by the average daily Aggregate Revolving Committed Amount in effect from time to time. The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the Effective Date and ending on the later of (A) the Termination Date or (B) if applicable, the extended repayment date set forth in Section 2.1(g).

(b)	Competitive Bid Request Fee. The Borrower agrees to pay to the Administrative Agent such fees (the “Competitive Bid Request Fee”) in connection with Competitive Bid Requests hereunder as may be agreed upon between the Borrower and the Administrative Agent in the Competitive Bid Request Fee Letter or elsewhere. Unless otherwise agreed, the Competitive Bid Request Fee shall be paid quarterly in arrears.

(c)	Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional fronting fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(d)	Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(e)	Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee and such other fees, if any, referred to in the Administrative Agent’s Fee Letter (collectively, the “Administrative Agent’s Fees”).

3.6	LIBOR Reserve Compensation.

For so long as any Lender maintains reserves against “eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on any LIBOR Loans is determined), and, as a result, the cost to such Lender of making or maintaining any of its LIBOR Loans is increased, then such Lender may require the Borrower to pay, contemporaneously with each payment of interest on such LIBOR Loans of such Lender, additional interest at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBOR Rate divided by (B) one minus the LIBOR Reserve Percentage over (ii) the applicable LIBOR Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans a certificate setting forth the amount to which such Lender is then entitled under this Section 3.6 (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

3.7	Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. The Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

3.8	Unavailability.

In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Loan of any amount, Interest Period or currency, the Administrative Agent shall have determined or shall have been notified by the Required Lenders (a) that deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender, or that reasonable means do not exist for ascertaining the LIBOR Rate for any such Loan, or (b) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, the Administrative Agent shall promptly give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Loan of the affected amount, Interest Period or currency, or a conversion to or continuation of a LIBOR Loan of the affected amount, Interest Period or currency shall be deemed rescinded. If the Administrative Agent at any time determines that: (i) the euro has ceased to be utilized as the basic accounting unit of the European Community; (ii) for reasons affecting the market in euros generally, euros are not freely traded between banks internationally; or (iii) it is illegal, impossible or impracticable for payments to be made hereunder in euro, then the Administrative Agent may, in its discretion declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision, would have been payable in the euro shall be made in a component currency of the euro or Dollars (as selected by the Administrative Agent (the “Selected Currency”) and the amount to be so paid shall be calculated on the basis of the equivalent of the euro in the Selected Currency). Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.9	Illegality.

(a)	Notwithstanding any other provision herein, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Credit Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Available Foreign Currency to the Borrower, as contemplated by this Credit Agreement, then such Lender, together with Lenders giving notice under Section 3.8 and 3.10, shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that LIBOR Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Loan (in the affected currency or currencies) shall, as to such Lender only (A) if such Loan is not a Foreign Currency Loan, be deemed a request for a Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn and (B) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding LIBOR Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (A) if such Loans are not Foreign Currency Loans, converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (B) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrower as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans with are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Loans.

(b)	For purposes of this Section 3.9, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.10	Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(a)	shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Loans made by it or its obligation to make LIBOR Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 3.13(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

(b)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(c)	shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the LIBOR Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.13. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11	Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Administrative Agent shall have reasonably determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Base Rate Loans or such request shall be cancelled, (b) any affected LIBOR Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Base Rate Loans and (c) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued, at the sole option of the Borrower, in Dollars as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans in the affected currency shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to such affected LIBOR Loans.

3.12	Replacement of Lenders.

If any Lender requests compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, or any Lender’s obligation to make or continue, or to convert Loans of any type into the other type of Loan shall be suspended pursuant to Section 3.8, 3.9 or 3.11 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Borrower, upon three Business Days’ notice, may require that such Requesting Lender transfer all of its right, title and interest under this Credit Agreement and such Requesting Lender’s Revolving Note to any bank or other financial institution (a “Proposed Lender”)

identified by the Borrowers that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest accrued thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts payable hereunder to such Requesting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 3 as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 3.6, 3.7 or 3.10 with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender. Subject to the provisions of Section 10.3, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 3.6, 3.7, 3.10, 3.13 and 10.5 (without duplication of any payments made to such Requesting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 3.12 with respect to the time prior to such replacement.

3.13	Taxes.

(a)	Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding (A) taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and (B) all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, (A) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not incorporated under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)	Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(X) (i) on or before the date of any payment by the Borrower under this Credit Agreement or Notes to such Lender, deliver to the Borrower and the Administrative Agent two (2) duly completed copies of applicable United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes;

      (ii) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

      (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(Y) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement and any Notes;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 10.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.14	Indemnity.

The Borrower shall pay to each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur (excluding loss of profit and other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans and Competitive Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a LIBOR Loan or a Competitive Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of LIBOR Loans or Competitive Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to LIBOR Loans and Competitive Loans, such payment may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market (but excluding loss of profits). The covenants of the Borrower set forth in this Section 3.14 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.15	Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a)	Loans. Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Facility Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and Participation Interests. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated to (i) the Competitive Loan bearing the highest interest rate, (ii) if two or more Competitive Loans each bear the same interest rate, which is the highest interest rate among all Competitive Loans then outstanding, then pro rata among such Competitive Loans (iii) should such prepayment extinguish such Competitive Loans, then any remaining prepayment shall be applied to each of the remaining Competitive Loans with the highest interest rate and (iv) any remaining payment or prepayment shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans.

(b)	Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Federal Funds Rate for a period of two (2) Business Days, and thereafter at the Base Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender does not pay such amounts to the Administrative Agent forthwith upon demand, the Administrative Agent may notify the Borrower and request the Borrower to pay such amount to the Administrative Agent with interest at the Base Rate not later than 4:00 P.M. (Charlotte, North Carolina time) on the following Business Day. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. Nothing in the preceding shall act or be construed as a waiver of any claims or right of action that the Borrower may have against any Lender that defaults on the payment to the Administrative Agent thereby causing the Borrower to repay the Administrative Agent such amount advanced.

3.16 Sharing	of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

3.17 Payments,	Computations, Etc.

(a)	Each payment on account of an amount due from the Borrower hereunder or under any other Credit Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Upon request, the Administrative Agent will give the Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. The Borrower agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b)	Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, not later than 2:00 P.M. (local time in the place where such payment is required to be made pursuant to this subsection (b)) on the date when due, to the account specified on Schedule 3.17(b) or at such other place as may be designated by the Administrative Agent to the Borrower in writing. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. In the event that Borrower desires to make any payments hereunder by wire transfer initiated outside of the United States that is originated by any Person other than the Borrower, the Borrower shall provide the Administrative Agent with one Business Day’s prior written notice containing the name, address, telephone and facsimile numbers of the wire transfer originator and the originator’s relationship to the Borrower. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders subject to the terms of Section 3.15(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of LIBOR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(c)	Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Loans or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent pursuant to the terms of the Credit Documents;

THIRD, to the payment of all permitted reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents with respect to the Loans owing to such Lender;

FOURTH, to the payment of all accrued interest and fees on or in respect of Obligations under the Credit Documents;

FIFTH, to the payment of the outstanding principal amount of the Obligations under the Credit Documents (including the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “FOURTH” and “SIXTH” above.

3.18 Obligation	of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 3.7 or 3.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 3.7 or 3.13 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or would not be otherwise disadvantageous to the interests of such Lender.

3.19 Evidence	of Debt.

(a)	Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make diligent efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)	The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, currency, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make diligent efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

3.20 Indemnification;	Nature of Issuing Lender’s Duties.

(a)	In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)	As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)	In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)	Nothing in this Section 3.20 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3 hereof. The obligations of the Borrower under this Section 3.20 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e)	Notwithstanding anything to the contrary contained in this Section 3.20, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

(f)	The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.20 (and, if consistent with the entries of the Administrative Agent, subsection (a) of this Section 3.20) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

ARTICLE IV

CONDITIONS

4.1	Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit hereunder is subject to, the satisfaction of the following conditions precedent:

(a)	Execution of Credit Agreement and Credit Documents. Receipt of (i) multiple counterparts of this Credit Agreement, (ii) a Revolving Note for each Lender, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement, and (iii) an executed copy of the Multi-Year Credit Agreement.

(b)	Legal Opinion. Receipt of multiple counterparts of a legal opinion of counsel to the Borrower, relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any indebtedness of the Borrower or under any of the Borrower’s corporate instruments and material agreements.

(c)	Corporate Documents. Receipt of the following (or their equivalent) for the Borrower:

(i) Articles of Incorporation. Copies of the articles of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the Board of Directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. Copies of the bylaws or comparable operating agreement certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. A certificate of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authority of the state of organization.

(v) Secretary’s Certificate. A Secretary’s certificate for the Borrower dated as of the Effective Date substantially in the form of Schedule 4.1(c)(v) with appropriate insertions and attachments.

(d)	Fees. Receipt of all fees, if any, then owing pursuant to the Administrative Agent’s Fee Letter, the Competitive Bid Request Fee Letter, Section 3.5 or pursuant to any Credit Documents.

(e)	Section 4.2 Conditions. The conditions specified in Section 4.2 shall be satisfied.

(f)	Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(g)	Payment Instructions. Receipt by the Administrative Agent of payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Effective Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(h)	Financial Information. Receipt by the Administrative Agent of the consolidated financial statements of the Borrower and its subsidiaries referred to in Section 5.1(a) and the five-year financial and operational projections for the Borrower and its Subsidiaries referred to in Section 5.1(b).

(i)	No Material Adverse Effect. No Material Adverse Effect shall have occurred since July 1, 2001.

4.2	Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder (including the initial Loan to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)	Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date, and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b)	No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c)	Additional Conditions to Revolving Loans. If a Revolving Loan is requested pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

(d)	Additional Conditions to Competitive Loans. If a Competitive Loan is requested pursuant to Section 2.2, all conditions set forth therein shall have been satisfied.

(e)	Additional Conditions to Letters of Credit. If issuance of a Letter of Credit is requested pursuant to Section 2.3, all conditions set forth therein shall have been satisfied.

(f)	Officer’s Certificate. With respect only to the initial Loan made hereunder, the Administrative Agent shall have received a Notice of Borrowing and a certificate of a Responsible Officer certifying that (i) the Borrower is solvent as of the date the initial Loan is made, (ii) the Borrower is in pro forma compliance with the covenant in Section 6.7 both before and after giving effect to any Loans to be made on the date the initial Loan is made; and (iii) the Borrower has satisfied any other conditions mutually agreeable to the parties.

(g)	Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by each of the Borrower as of the date of such Loan that the conditions in paragraphs (a) through (e) of this Section have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Extensions of Credit herein provided for, the Borrower hereby represents and warrants to the Administrative Agent and to each Lender that:

5.1	Financial Condition.

(a)	Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

(i) audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 2001, together with related statements of income and cash flows certified by PricewaterhouseCoopers LLP, certified public accountants; and

(ii) a company-prepared consolidated condensed balance sheet of the Borrower and its consolidated subsidiaries dated as of June 30, 2002, together with related consolidated condensed statements of income and cash flows.

(b)	The five-year financial and operations projections of the Borrower and its Subsidiaries, delivered pursuant to Section 4.1(h), have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

5.2	Organization; Existence.

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.3	Power; Authorization; Enforceable Obligations.

The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or with the execution, delivery or performance of any Credit Documents by the Borrower (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission (or the laws, rules and regulations administered by it), and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Borrower. Each Credit Document to which it is a party and all materials provisions therein constitute valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms and shall provide the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles,.

5.4	Conflict.

The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds of the Extensions of Credit will not (a) violate in any material respect any Requirement of Law applicable to the Borrower (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.

5.5	No Material Litigation.

Except as set forth on Schedule 5.5 no claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any member of the Consolidated Group or against any of their respective properties which (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) is reasonably likely to have a Material Adverse Effect.

5.6	No Default.

No Default or Event of Default has occurred and is continuing.

5.7	Taxes.

Except for such tax-related litigation disclosed on Schedule 5.7, the Borrower and each of its Subsidiaries have timely filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Borrower, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed with respect to any such tax, fee or other charge.

5.8	ERISA

Except as is not reasonably likely to have a Material Adverse Effect:

(a)	(i) No ERISA Event has occurred during the five-year period ending on the date this representation is made or deemed made or is reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan (other than a Multiemployer Plan) and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan (other than a Multiemployer Plan); (iii) each Plan (other than a

Multiemployer Plan) has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)	No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the knowledge of the Borrower, could be reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.

(c)	No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending, or to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(d)	No member of the Consolidated Group nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement No. 106.

5.9	Governmental Regulations, Etc.

(a)	Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any “margin stock” within the meaning given such term under Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations thereunder, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

(b)	The Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.10	Purpose of Extensions of Credit.

The Extensions of Credit will be used solely (a) to refinance certain existing indebtedness of the Borrower, (b) to provide general working capital and (c) for other general corporate purposes, including acquisitions.

5.11	Compliance with Laws; Contractual Obligations.

The Borrower and its Subsidiaries are in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries are in default under or with respect to any of its contractual obligations in any respect which could reasonably be expected to have a Material Adverse Effect.

5.12	Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading, except for inaccuracies or omissions which could not reasonably be expected to have a Material Adverse Effect. There is no fact now known to the Borrower which could reasonably be expected to have a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders prior to the date hereof, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders prior to the date hereof.

5.13	Environmental Matters.

Except as set forth on Schedule 5.13,

(a)	To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the Borrower (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)	To the knowledge of the Borrower or except where such violation or contamination could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the members of the Consolidated Group at the Properties are in compliance, and have in the last five years been in compliance, in all respects with all applicable Environmental Laws, and there is no contamination by Materials of Environmental Concern at or under the

Properties or violation of any Environmental Law with respect to the Properties or the business operated by the members of the Consolidated Group (the “Business”).

(c)	Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, none of the members of the Consolidated Group has received any written notice of violation, alleged violation, non-compliance, liability or potential liability arising under Environmental Laws with regard to any of the Properties or the Business.

(d)	To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)	No judicial proceeding or governmental or administrative action, to the knowledge of the Borrower, is pending or threatened under any Environmental Law to which any of the members of the Consolidated Group is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business which could reasonably be expected to have a Material Adverse Effect.

(f)	To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the members of the Consolidated Group in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

6.1	Financial Statements.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)	Audited Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such fiscal year, audited by an independent certified public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(b)	Company-Prepared Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters, a company-prepared consolidated balance sheet of the Borrower and its subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

6.2	Certificates; Other Information.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)	Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period the Borrower has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 6.7. A form of Officer’s Certificate is attached as Schedule 6.2(a).

(b)	Public Information. Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to subsection 6.1) and other financial information which the Borrower sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(c)	Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, including, without limitation, any information requested pursuant to the Administrative Agent’s or any Lender’s customer identification program or anti-money laundering program under the Bank Secrecy Act.

6.3	Notices.

The Borrower will give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)	Defaults. Promptly (but in any event within three (3) Business Days) after knowledge thereof, the occurrence of any Default or Event of Default (without giving effect to any notice requirement from the Agent or any Lender).

(b)	Legal Proceedings. Promptly following the receipt of written notification relating thereto, any litigation or proceeding (including without limitation, any environmental proceeding) affecting the Borrower or its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.4	Maintenance of Existence and Compliance with Law.

(a)	The Borrower will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business.

(b)	The Borrower will, and will cause its Subsidiaries to, (i) comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA matters) applicable to them except to the extent that failure to comply with all Requirements of Law would not, in the aggregate, have a Material Adverse Effect, and (ii) without limiting the generality of clause (i), comply in all respects with all Requirements of Law in the use of proceeds of the Loans.

(c)	The Borrower will, and will cause its Subsidiaries to, perform and satisfy its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.

6.5	Maintenance of Property; Insurance.

The Borrower will, and will cause its Subsidiaries to, keep all material property necessary in its business in reasonably good working order and condition (ordinary wear and tear and obsolescence excepted); maintain with financially sound and reputable insurance companies casualty, liability and such other insurance (which may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

6.6	Inspection of Property; Books and Records; Discussions.

(a)	The Borrower will, and will cause its Subsidiaries to, keep proper corporate books and financial records in relation to its businesses and activities in conformity with GAAP and Requirements of Law.

(b)	The Borrower will, and will cause its Subsidiaries to, permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client, work product or other privilege and materials which the Borrower and its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon the Borrower or its Subsidiaries), and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

6.7	Consolidated Funded Debt to Total Capitalization Ratio.

The Consolidated Funded Debt to Total Capitalization Ratio will not at any time exceed 50%.

6.8	Use of Proceeds.

The proceeds of the loans and extensions of credit hereunder will be used solely for the purposes provided in Section 5.10.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

7.1	Funded Debt of Subsidiaries.

The Borrower will not permit any Subsidiary (excluding any Joint Venture) to incur or permit to exist any Funded Debt, except (i) Funded Debt existing on the date hereof and set forth on Schedule 7.1, and refundings and refinancings thereof, (ii) inter-company Funded Debt owed to the Borrower or other member of the Consolidated Group, (iii) Capital Lease obligations and purchase money indebtedness incurred in the ordinary course of business, and refundings and refinancings thereof, and (iv) other Funded Debt of up to $200,000,000 in aggregate principal amount at time outstanding.

7.2	Negative Pledge.

The Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien on any of its respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a)	Liens existing on the date hereof and securing indebtedness outstanding on the date hereof, each of which is set forth on Schedule 7.2(a);

(b)	Liens securing inter-company indebtedness owed to members of the Consolidated Group other than Liens securing inter-company indebtedness owed by the Borrower;

(c)	Liens on property and assets of any Person existing at the time such Person becomes a member of the Consolidated Group and not created in contemplation thereof and provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(d)	Liens on property or assets securing indebtedness incurred or assumed for the purpose of financing all or any part of the costs of acquiring, improving or constructing such property or assets; provided that (i) with respect to real property (and personal property constituting a part of a project which is the subject of an industrial revenue bond, private activity bond, solid waste disposal bond or similar financing), such Lien attaches concurrently with or within eighteen (18) months after the date of acquisition, completion, construction or improvement (including without limitation liens in connection with industrial revenue bonds, private activity bonds, solid waste disposal bonds or other similar financing activity), (ii) with respect to personal property (other than the personal property referenced in clause (i) hereof), such Lien attaches concurrently with or within six

(6) months after the date of acquisition, and (iii) such Lien shall extend only to the property or asset to be acquired or improved with such financing;

(e)	Liens on property and assets prior to the acquisition thereof and not created in contemplation thereof, provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(f)	Liens arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a Lien permitted by any of the foregoing clauses of this Section, provided that (i) such indebtedness is not secured by any additional property or assets, and (ii) the amount of such indebtedness secured by such Lien is not increased;

(g)	Liens incidental to the conduct of their business or the ownership of their assets that arise out of transactions involving the sale or purchase of goods or services on a consignment basis and that do not (i) secure Funded Debt or (ii) in the aggregate materially detract from the value of the assets or materially impair the use thereof in the operation of business;

(h)	Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i)	Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(j)	Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(k)	Liens on accounts and receivables established or arising in connection with a securitization of such accounts or accounts receivable or a secured borrowing of money that requires the pledge of or a security interest in such accounts and receivables provided that (i) such Lien encumbers only the accounts and receivables which are the subject of the securitization, and (ii) in the case of a secured borrowing of money any such Lien shall at all times be confined solely to such accounts and receivables that are required to secure such borrowing; and

(l)	Liens not otherwise permitted by the foregoing clauses of this Section securing Funded Debt (other than the loans and obligations owing hereunder) in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

7.3	Consolidation, Merger and Sale of Assets.

(a)	The Borrower will not enter into a transaction of merger or consolidation, or sell, lease or otherwise transfer all or substantially all of its assets, except (i) the Borrower may enter into a transaction of merger or consolidation with any other Person so long as (A) such other Person is organized under the laws of the United States, Canada or Mexico or one of their respective states or provinces, and (B) the Borrower is the surviving entity, and (C) no Default or Event of Default will exist immediately after giving effect thereto, and (ii) the Borrower may sell, lease or transfer assets to Subsidiaries.

(b)	The Borrower will not permit its Subsidiaries to enter into a transaction of merger or consolidation, or sell, lease or otherwise transfer all or substantially all of their assets (taken as a group), except (i) a Subsidiary may enter into a transaction of merger or consolidation with the Borrower or any other Subsidiary, or with any other Person so long as such (A) other Person is organized under the laws of the United States, Canada or Mexico or one of their respective states or provinces, and (B) the Borrower or a Subsidiary is the surviving entity, and (C) no Default or Event of Default will exist immediately after giving effect thereto, and (ii) Subsidiaries may sell, lease or transfer assets to the Borrower or other Subsidiaries.

7.4	Transactions with Affiliates.

The Borrower will not, and will not permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its officers, directors or Affiliates other than on terms and conditions not less favorable as would be obtainable in a comparable arm’s-length transaction with an unrelated party, except (i) transactions between and among the Borrower and its Subsidiaries not involving any other Affiliates, and (ii) transactions approved by a special committee comprised of independent directors of the board of directors of the Borrower (all which approved related-party transactions will be disclosed in writing to the Administrative Agent and the Lenders).

7.5	Permitted Investments.

The Borrower will not, and will not permit its Subsidiaries to, make Investments, as a group, in Subsidiaries, joint ventures or other entities or enterprises that are organized outside the United States, Canada or Mexico or one of their respective states or provinces in an aggregate amount (based on original investment or cost basis without regard to accumulated income or accretion in value apart therefrom) in excess of thirty-five percent (35%) of Consolidated Net Worth (calculated, at any time, in accordance with the last financial statements delivered to the Administrative Agent pursuant to Section 6.1 prior to such determination).

7.6    Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (ii) the ability of any Subsidiary (other than any Joint Venture) to make any dividend payments or other distributions in respect of its capital stock, to repay indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

ARTICLE VIII

EVENTS OF DEFAULT

8.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)	the failure (i) to pay when due any principal of any Loan or any reimbursement obligation owing in respect of a Letter of Credit; or (ii) to pay within five (5) Business Days following receipt by the Borrower of notice that any interest, fees or other amounts owing hereunder or under any of the other Credit Documents is due (provided that notice hereunder shall be deemed satisfied by any regular invoice or other similar payment correspondence and does not require any type of special notice of late payment);

(b)	any representation, warranty, certification or statement made or deemed made by the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered pursuant hereto or thereto, shall prove untrue or misleading in any material respect when made or deemed made;

(c)	the failure to observe or perform those covenants contained in Sections 6.3(a), 6.4(a) (with respect to existence), 6.6(b), 6.7, 6.8 or in Article 7;

(d)	the failure to observe or perform any other covenants or agreements contained herein or in the other Credit Documents (other than those covered by the foregoing clauses (a), (b) or (c) of this Section), and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) first knowledge thereof by the Borrower and (ii) notice by the Administrative Agent to the Borrower thereof;

(e)	with respect to Funded Debt of the Borrower and its wholly owned Subsidiaries (other than Funded Debt hereunder) in excess of $75,000,000 in principal amount, (i) there shall occur a default in the payment of any principal or interest amount when due (beyond applicable grace or cure periods, if any) of any such Funded Debt, or (ii) the principal amount of any such Funded Debt shall be declared due and payable or required to be repaid prior to its stated maturity, whether by acceleration, mandatory prepayment or otherwise;

(f)	the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(g)	an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(h)	one or more judgments or orders for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed or unbonded for a period of thirty (30) days; or

(i)	the Borrower or any member of the Controlled Group shall fail to pay when due any amount in excess of $75,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition of which the Borrower has knowledge shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)	a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of thirty (30) days after the date of filing; or

(k)	(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of 15% or more of the outstanding shares of the voting stock of the

Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(l)	the occurrence of an Event of Default under the Multi-Year Credit Agreement.

8.2	Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any or any combinations of the following actions:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, whether at law or in equity.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(f) or (g) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees, all cash collateral as security for LOC Obligations, and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

ARTICLE IX

AGENCY PROVISIONS

9.1	Appointment.

Each Lender hereby designates and appoints Wachovia as administrative agent of such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender further directs and authorizes the Administrative Agent to execute releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its affiliates.

9.2	Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3	Exculpatory Provisions.

The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person in good faith under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower or any of its affiliates.

9.4	Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owners of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults on payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any of its affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or any of its affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7	Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

9.8	Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries or their affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by the Administrative Agent hereunder and all obligations of the Borrower hereunder and under the other Credit Documents, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9	Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 20 Business Days’ written notice to the Lenders and the Borrower, and may be removed, upon show of cause, by the Required Lenders upon 30 days’ written notice to the Administrative Agent. Upon any such resignation or removal, the Required Lenders and the Borrower shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation or notice of removal, as appropriate, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is a Lender hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

9.10	Other Agents, Arrangers and Book Runners.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement or the other Credit Documents as a “Syndication Agent,” “Documentation Agent,” “Co-Lead Arranger” or “Joint Book Runner” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement and the other Credit Documents other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

10.1	Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 10.1, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower:

Nucor Corporation

2100 Rexford Road

Charlotte, North Carolina 28211

Attn: Terry S. Lisenby

Chief Financial Officer

Telephone: (704) 366-7000

Telecopy: (704) 362-4208

with a copy to:

Moore & Van Allen, PLLC

100 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202

Attn: Mike Delaney

Telephone: (704) 331-3519

Telecopy: (704) 339-5819

if to the Administrative Agent:

Wachovia Bank, National Association

Charlotte Plaza

201 South College Street, CP-6

Charlotte, North Carolina 28288

Attn: Jorge Gonzalez

Telephone: (704) 383-8461

Telecopy: (704) 715-1117

with a copy to:

Wachovia Bank, National Association

Charlotte Plaza

201 South College Street, CP-23

Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Telephone: (704) 715-1093

Telecopy: (704) 383-0835

10.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Lender hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. Any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.16 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3	Benefit of Agreement.

(a)	Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may neither assign nor transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.3, provided however that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or selling participations in such Lender’s Loans and/or Commitments hereunder to its parent company and/or to any affiliate or Subsidiary of such Lender.

(b)	Assignments. Each Lender may assign all or a portion of its rights and obligations hereunder, pursuant to an assignment agreement substantially in the form of Schedule 10.3(b), to (i) any Lender or any affiliate or Subsidiary of a Lender, or (ii) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Administrative Agent (such consent shall not be unreasonably withheld or delayed) and, so long as no Default or Event of Default has occurred and is continuing, with the approval of the

Borrower (which approval shall not be unreasonably withheld or delayed); provided that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) of the Commitments and in integral multiples of $1,000,000 above such amount and (ii) each such assignment (other than Competitive Loans) shall be of a constant, not varying, percentage of all such Lender’s rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon delivery to the Administrative Agent of written notice of the assignment together with a transfer fee of $3,500 payable to the Administrative Agent for its own account from and after the later of (i) the effective date specified in the applicable assignment agreement and (ii) the date of recording of such assignment in the Register pursuant to the terms of subsection (c) below. The assigning Lender will give prompt notice to the Administrative Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note. By executing and delivering an assignment agreement in accordance with this  Section 10.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or any of its affiliates or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this

Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender (including without limitation the requirements of Section 3.13).

(c)	Maintenance of Register. The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Lender assignment agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type and Interest Period of each Loan outstanding hereunder, the names, addresses and the Commitments of the Lenders pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent will make diligent efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)	Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender’s interests and/or obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or Fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or Fees in which the participant is participating, or (C) increase the dollar amount of such participant’s participation over the dollar amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the participation amount (through a reduction in Commitments or otherwise) shall not constitute a change in the terms of the participation amount of any participant), and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.6, 3.7, 3.9, 3.10, 3.13 and 3.14 on the same basis as if it were a Lender (but in no event shall such additional amounts exceed the amount which would have been payable to the relevant Lender in the absence of such participation, and subject to limitations on such participant comparable to those contained in Section 3.12 with respect to Requesting Lenders).

10.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

10.5	Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and expenses of Robinson Bradshaw & Hinson, P.A., special counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, provided, however, the Borrower’s obligations under this subsection (A) shall be limited to those of one law firm, and (B) of the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) reimburse each Lender and Agent, and their respective officers, directors, employees, representatives, from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

10.6	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

(a)	the consent of each Lender affected thereby is required to:

(i) extend the final maturity of any Loan or any Commitment, or any portion thereof, or extend or waive any principal amortization payment of any Loan, or any portion thereof, or waive application of any mandatory prepayment;

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any increase in interest rates after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis) thereon or Fees hereunder;

(iii) reduce or waive the principal amount of any Loan;

(iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(v) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.3, release the Borrower from its obligations under the Credit Documents;

(vi) amend, modify or waive any provision of this Section 10.6 or Sections 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.15, 3.16, 8.1(a), 10.2, 10.3, 10.5, or 10.9;

(vii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(viii) expand or otherwise add any new currency to the definition of Available Foreign Currency; or

(ix) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby.

(b)	without the consent of the Administrative Agent, no provision of Section 9 may be amended;

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

10.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9	Survival.

All indemnities set forth herein, including, without limitation, in Sections 3.10, 3.13, 3.14, 9.7 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans hereunder.

10.10	Governing Law; Submission to Jurisdiction; Venue.

(a)	THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the state or federal courts in the City of Charlotte, State of North Carolina and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b)	The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)	TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.11	Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee or participant, or any prospective assignee or participant, any of its rights or obligations under this Credit Agreement, subject to the terms of Section 10.3, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Loans; (f) with the consent of the Borrower; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and its Subsidiaries; (h) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; or (i) credit reporting activities pursuant to credit reporting laws, rules and regulations. For the purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and its Subsidiaries.

10.12	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.13	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.14	Binding Effect; Termination.

(a)	This Credit Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)	The term of this Credit Agreement shall be until no Loans or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

10.15	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the

Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	NUCOR CORPORATION, a Delaware corporation

	By:	/s/ Terry S. Lisenby
	Name:	Terry S. Lisenby
	Title:	Executive VP, CFO and Treasurer

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender and in its capacity as Administrative Agent

	By:	/s/ Jason S. Miller
	Name:	Jason S. Miller
	Title:	Vice President

BANK OF AMERICA, N.A., individually in its capacity as a Lender and in its capacity as Syndication Agent

By:	/s/ Chitt Swamidasan

Name: Title:	Chitt Swamidasan Principal

BANK ONE, NA, as a Lender

By:	/s/ Louis B. Virgo

Name: Title:	Louis B. Virgo Assistant Vice President

CIBC, INC., as a Lender

By:	/s/ Lindsay Gordon

Name: Title:	Lindsay Gordon Executive Director CIBC World Markets Corp. As Agent

THE BANK OF NEW YORK, as a Lender

By:	/s/ David C. Siegel

Name: Title:	David C. Siegel Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Stephen Bowman

Name: Title:	Stephen Bowman Senior Vice President